As Filed with the Securities and Exchange Commission on October 8, 2008
Registration No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its Charter)

Nevada	41-1878178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1675 E. Prater Way, Suite 102
Sparks, Nevada 89434
(Address of Principal Executive Offices) (Zip Code)

Golden Phoenix Minerals, Inc. 2008 Executive Stock Compensation Plan
 (Full title of the plans)

David A. Caldwell, Chief Executive Officer
Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434
(Name and address of agent for service)

(775) 853-4919
(Telephone number, including area code, of agent for service)

Copies to:
Scott E. Bartel, Esq.
Kevin F. Barrett, Esq.
Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, California 95814
Telephone: (916) 930-2500
Fax: (916) 930-2501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	3,890,000	$0.067	$260,630	$10.25

(1)
Calculated pursuant to General Instruction E to Form S-8. Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (“Securities Act”), the offering price is estimated solely for the purpose of calculating the registration statement fee and is based upon the approximate closing price per share of the common stock of the Registrant on October 7, 2008, as quoted on the OTCBB.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

Golden Phoenix Minerals, Inc., a Nevada corporation (the "Registrant"), has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement registers 3,890,000 shares of the Company’s Common Stock which may be issued from time to time to participants under the Golden Phoenix Minerals, Inc. 2008 Executive Stock Compensation Plan (the “Plan”) and for re-offer and/or re-sale by the individuals listed under the Selling Stockholder section of the prospectus (collectively, the “Selling Stockholders”) under the Plan.

This Registration Statement consists primarily of two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instructions B(3) and C of the General Instructions to Form S-8). The second part contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I to Form S-8 will be sent or given to the participants in the Plan as specified by Rule 428. Such documents are not being filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II to Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

3,890,000 Shares of Common Stock
 for Resale by Certain Stockholders

GOLDEN PHOENIX MINERALS, INC.

This Prospectus relates to the sale of 3,890,000 shares of our common stock, par value $0.001 per share by the Selling Security Holders.  The Selling Security Holders are listed under “Selling Security Holders” on page 11.  We will not receive any proceeds from the resale of any common stock by the Selling Security Holders sold pursuant to this Prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GPXM.OB”. On October 7, 2008, the last reported sale price for our common stock as reported on the OTC Bulletin Board was $0.067 per share.

The Selling Security Holders may, from time to time, sell, transfer or otherwise dispose of any or all of our shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits investors; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) to cover short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share; (viii) a combination of any such methods of sale; and (ix) any other method permitted pursuant to applicable law.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our mailing address and telephone number is as follows:

Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434
(775) 853-4919

The date of this Prospectus is October 8, 2008

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

v

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. The documents listed in (a) through (p) below are incorporated by reference in this Prospectus.  Information that we file later with the Commission will automatically update and supersede the information contained in these documents:

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this registration statement.

(1)        Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December31, 2007, filed with the Commission on March 31, 2008;

(2)        Registrant’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2008,filed with the Commission on August 14, 2008, and for the quarter ended March31, 2008, filed with the Commission on May 15, 2008;

(3)        Registrant’s Current Reports on Form 8-K, filed with the Commission on June 5,2008, May 28, 2008 and on January 7, 2008;

(4)        The description of the Company’s Common Stock which is contained in theCompany’s Prospectus, filed with the Commission on June 2, 2008(Registration No. 333-149420); and

(5)        All other reports filed by the Registrant with the Commission pursuant to Section13(a) or 15(d) of the Exchange Act since December 31, 2007.

AVAILABLE INFORMATION

On October 8, 2008, the Company filed with the Securities and Exchange Commission (“Commission”) a registration statement on Form S-8 under the Securities Act with respect to the Common Stock issuable pursuant to the Golden Phoenix Minerals, Inc. 2008 Executive Stock Compensation Plan (“Registration Statement”).  This Prospectus is part of that Registration Statement, but does not contain all of the information set forth in that Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. This Registration Statement, including the attached exhibits and schedules, contains additional relevant information about the Company.

Statements in this Prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the Registration Statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Upon written or oral request, the Company will, at no cost, provide copies of any or all of the information that has been incorporated by reference in the Prospectus or the Registration Statement. The Company will also deliver, upon oral or written request, any revisions or updates to this Prospectus, a copy of the Company’s latest Annual Report to Stockholders and all other reports, proxy statements and other communications distributed to the Company’s stockholders generally.  Requests for information should be sent to Golden Phoenix Minerals, Inc. at its principal executive offices:

Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434
(775) 853-4919

The Company also files with the Commission annual, quarterly and special reports, proxy statements and other information with the Commission that may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-9303.  Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the Commission. The address of that website is http://www.sec.gov.

RE-OFFER PROSPECTUS SUMMARY

This summary of selected information from this Prospectus highlights information included elsewhere in or incorporated by reference in this Prospectus and thus does not contain all information that may be important to you. This Prospectus includes specific terms of this offering, information about our business and certain financial data. We encourage you to read this Prospectus in its entirety, including the risk factors on page 4, before making an investment decision.

The Offering

Trading Symbol	GPXM
Common Stock Outstanding
198,413,123 shares of Common Stock, assuming that all shares registered hereunder are issued to the Selling Stockholders pursuant to the terms of the Golden Phoenix Minerals, Inc. 2008 Executive Stock Compensation Plan (the “Plan”).

Common Stock Offered by Selling Stockholders
3,890,000 shares of Common Stock. This represents approximately 1.9% of the total outstanding shares of Company Common Stock, assuming that all shares registered hereunder are issued to the Selling Stockholders pursuant to the terms of the Plan.

Use of Proceeds
We will not receive any of the proceeds from sales of shares of Common Stock registered hereunder by the Selling Stockholders. We will pay substantially all the expenses incident to the registration of such shares, except for sales commissions and other expenses of Selling Stockholders.

Our Business

We are a mineral exploration, development and production company, initially formed in Minnesota on June 2, 1997.  We reincorporated into the State of Nevada on May 30, 2008. Our business includes acquiring and consolidating mineral properties that we believe have a high potential for new mineral discoveries and profitability. Our focus is on properties containing gold, silver and molybdenum. Molybdenum is a base metal used in steel production and in the manufacture of a wide variety of products including, catalytic converters and specialty lubricants.

Our two primary mining property assets are the Ashdown molybdenum project operated by the Ashdown Project LLC (the “Ashdown LLC”), in which we currently own a 60% member interest (and have claim, though contested, to an additional 9.5% interest, which brings our total interest to 69.5%), and the Mineral Ridge mine. Management’s near-term goals are to extract molybdenum deposits at Ashdown and to develop a plan for profitable production of gold and silver at Mineral Ridge.

We maintain a web site at http://www.golden-phoenix.com. The reference to our web address does not constitute incorporation by reference into this Prospectus of information contained at that site.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains statements that constitute forward-looking statements. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations thereof are intended to identify forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our estimates of mineral reserves and mineralized material, (b) our projected sales and profitability, (c) our growth strategies, (d) anticipated trends in our industry, (e) our future financing plans, (f) our anticipated needs for working capital and (g) the benefits related to ownership of our common stock. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements for the reasons, among others, described within the various sections of this Prospectus, specifically the section entitled “Risk Factors” beginning on page 4. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur as projected. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.

The risks described below are the ones we believe are most important for you to consider. These risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

RISK FACTORS

We Have A Limited Operating History With Significant Losses And Expect Losses To Continue For The Foreseeable Future.

We have yet to establish any history of profitable operations. We have incurred net losses of $2,350,435 for the year ended December 31, 2007 and $2,473,131 for the six months ended June 30, 2008. As a result, at June 30, 2008 we had an accumulated deficit of $40,038,851 and a total stockholders’ deficit of $833,214.  Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our mines. We may not be able to successfully commercialize our mines or ever become profitable.

There Is Doubt About Our Ability To Continue As A Going Concern Due To Recurring Losses From Operations, Accumulated Deficit And Working Capital Deficit All Of Which Means That We May Not Be Able To Continue Operations.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended December 31, 2007 and 2006 with respect to their doubt about our ability to continue as a going concern. As discussed in Note 2 to our consolidated financial statements for the year ended December 31, 2007, we have generated significant losses from operations, and had an accumulated deficit of $37,565,720 and a working capital deficit of $739,673 at December 31, 2007, which together raises doubt about our ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to our consolidated financial statements for the year ended December 31, 2007.

 The Validity Of Our Unpatented Mining Claims Could Be Challenged, Which Could Force Us To Curtail Or Cease Our Business Operations.

A majority of our properties consist of unpatented mining claims, which we own or lease. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law. We must make certain filings with the county in which the land or mineral is situated and with the Bureau of Land Management and pay annual holding fees of $133.50 per claim. If we fail to make the annual holding payment or make the required filings, our mining claim could be void or voidable. Because mining claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and rival mining claimants and the United States may challenge mining claims. Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim’s validity is challenged. However, only the federal government can make such challenges; they cannot be made by other individuals with no better title rights than us. It is therefore conceivable that, during times of falling metal prices, claims that were valid when they were located could become invalid if challenged. Title to unpatented claims and other mining properties in the western United States typically involves certain other risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No title insurance is available for mining. In the event we do not have good title to our properties, we would be forced to curtail or cease our business operations.

Environmental Controls Could Curtail Or Delay Exploration And Development Of Our Mines And Impose Significant Costs On Us.

We are required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation Liability Act and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including molybdenum, gold and silver mining and processing. In addition, insurance companies are now requiring additional cash collateral from mining companies in order for the insurance companies to issue a surety bond. This addition of cash collateral for a bond could have a significant impact on our ability to bring properties into production.

Many states, including the State of Nevada (where our Mineral Ridge and Ashdown properties are located), have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of mining operations. Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater. Although we believe that we are currently in compliance with applicable federal and state environmental laws, changes in those laws and regulations may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities. Any of these results could force us to curtail or cease our business operations.

 Proposed Legislation Affecting The Mining Industry Could Have An Adverse Effect On Us.

During the past several years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, which governs mining claims and related activities on federal lands. For example, a broad based bill to reform the General Mining Law of 1872, the Hardrock Mining and Reclamation Act of 2007 (H.R. 2262) was introduced in the U.S. House of Representatives on May 10, 2007 and was passed by the U.S. House of Representatives on November 1, 2007, and has been submitted to the U.S. Senate where no action has been taken to date.

In 1992, a federal holding fee of $100 per claim was imposed upon unpatented mining claims located on federal lands. This fee was increased to $125 per claim in 2005 ($133.50 total with the accompanying County fees included). Beginning in October 1994, a moratorium on processing of new patent applications was approved. In addition, a variety of legislation over the years has been proposed by the United States Congress to further amend the General Mining Law. If any of this legislation is enacted, the proposed legislation would, among other things, change the current patenting procedures, limit the rights obtained in a patent, impose royalties on unpatented claims, and enact new reclamation, environmental controls and restoration requirements.

For example, The Hardrock Mining and Reclamation Act of 2007 (H.R. 2262), if enacted, would have several negative impacts on the Company including but not limited to: requiring royalty payments of 8% of gross income from mining a claim on Federal land, or 4% of claims on Federal land that existed prior to the passage of this act; and prohibition of certain areas from being open to the location of mining claims, including wilderness study areas, areas of critical environmental concern, areas included in the National Wild and Scenic Rivers System, and any area included in maps made for the Forest Service Roadless Area Conservation Final Environmental Impact Statement.

The extent of any such changes to the General Mining Law of 1872 that may be enacted is not presently known, and the potential impact on us as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the economics of developing and operating our mines because many of our properties consist of unpatented mining claims on federal lands. Our financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation, which could force us to curtail or cease our business operations.

 The Development And Operation Of Our Mining Projects Involve Numerous Uncertainties.

Mine development projects, including our planned projects, typically require a number of years and significant expenditures during the development phase before production is possible.

Development projects are subject to the completion of successful feasibility studies, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•                 estimation of reserves;
•                 anticipated metallurgical recoveries;
•                 future molybdenum, gold and silver prices; and
•                 anticipated capital and operating costs of such projects.

Our mine development projects may have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses.

Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•                 unanticipated changes in grade and tonnage of material to be mined and processed;
•                 unanticipated adverse geotechnical conditions;
•                 incorrect data on which engineering assumptions are made;
•                 costs of constructing and operating a mine in a specific environment;
•                 availability and cost of processing and refining facilities;
•                 availability of economic sources of power;
•                 adequacy of water supply;
•                 adequate access to the site;
•                 unanticipated transportation costs;
•
government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•                 fluctuations in metal prices; and
•                 accidents, labor actions and force majeure events.

Any of the above referenced events may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities. Any of these results could force us to curtail or cease our business operations.

 Mineral Exploration Is Highly Speculative, Involves Substantial Expenditures, And Is Frequently Non-Productive.

Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our mineral exploration efforts will be successful. The risks associated with mineral exploration include:

•	The identification of potential economic mineralization based on superficial analysis;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Because of these uncertainties, our current and future exploration programs may not result in the discovery of reserves, the expansion of our existing reserves or the further development of our mines.

 The Price Of Molybdenum, Gold And Silver Are Highly Volatile And A Decrease In The Price Of Molybdenum, Gold Or Silver Would Have A Material Adverse Effect On Our Business.

The profitability of mining operations is directly related to the market prices of metals. The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions. Price fluctuations of metals from the time development of a mine is undertaken to the time production can commence can significantly affect the profitability of a mine. Accordingly, we may begin to develop one or more of our mines at a time when the price of metals makes such exploration economically feasible and, subsequently, incur losses because the price of metals decreases. Adverse fluctuations of the market prices of metals may force us to curtail or cease our business operations.

Our Mineral Reserve Estimates Are Potentially Inaccurate.

We estimate our mineral reserves on our properties as either “proven reserves” or “probable reserves.” Our mineral reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable.

Our mineral reserves are reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates.

Reserve estimates are calculated using assumptions regarding metals prices. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit. Any material reduction in our reserves may lead to increased net losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

 We May Not Be Able To Control The Decisions, Strategy And Results Of The Ashdown Project LLC To Which We Are A Majority Member.

The two Ashdown Project LLC (“Ashdown LLC”) members are Golden Phoenix Minerals, Inc. and Win-Eldrich Gold Inc. (“WEG”). Because we share ownership in the Ashdown LLC with another company, we are subject to the risks normally associated with the conduct of limited liability companies with more than one member (owner). The existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on our profitability or the viability of our interests held through the joint venture, which could have a material adverse impact on our business, financial condition and results of operations:

•	inability to exert influence over certain strategic decisions made in respect of joint venture operations;

•	inability of the members to meet their obligations to the Ashdown LLC or third parties; and

•	disagreements or litigation between members regarding LLC matters.

Further, there currently is a dispute between Ashdown LLC members Golden Phoenix and WEG. Golden Phoenix is disputing that WEG did not timely fund its required share of the budget of the Ashdown LLC, failed to pay Golden Phoenix its share of revenues and remains in default on these matters. WEG disputes the amount and timing of certain expenditures made by Golden Phoenix on the Ashdown property. Prior to the dispute Golden Phoenix held a 60% membership interest in the Ashdown LLC and WEG held a 40% membership interest. However, Golden Phoenix now believes that it has a 69.5% membership interest due to WEG’s default and the result of such default under the terms of the Ashdown LLC Operating Agreement; that is WEG’s membership interest has been diluted due to its default. WEG is contesting the dilution of its membership interest in the Ashdown LLC. This dispute was mediated on April 4, 2007, which did not resolve the dispute. There was a further mediation on July 31, 2008 which also did not resolve the conflict.  Golden Phoenix has demanded arbitration pursuant to the terms of the Ashdown LLC Operating Agreement and anticipates that this dispute will proceed to arbitration in February 2009. In addition, WEG has notified Golden Phoenix of certain provisions in the Operating Agreement that it contends Golden Phoenix has breached. The Ashdown LLC is an important component of Golden Phoenix’s business and currently represents all of its operating revenue. Although the operations of the Ashdown LLC have not been adversely affected by the dispute to date, any disruption in the operations of the Ashdown LLC would have a material adverse affect on Golden Phoenix’s business, financial condition, and results of operations.

 Mining Risks And Insurance Could Have An Adverse Effect On Our Profitability.

Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although we currently maintain insurance to ameliorate some of these risks, more fully described in the description of our business in this filing, such insurance may not continue to be available at economically feasible rates or in the future be adequate to cover the risks and potential liabilities associated with exploring, owning and operating our properties. Either of these events could cause us to curtail or cease our business operations.

 The Market Price Of Our Common Stock Is Highly Volatile, Which Could Hinder Our Ability To Raise Additional Capital.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including regulatory matters, concerns about our financial condition, operating results, litigation, government regulation, developments or disputes relating to agreements, title to our properties or proprietary rights, may have a significant impact on the market price of our stock. The range of the high and low bid prices of our common stock over the last three (3) years has been between $0.53 and $0.061. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by us, and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the price of our securities, which could hinder our ability to raise additional capital to fully implement our business, operating and development plans.

 The Number Of Shares Being Registered For Sale In This Prospectus, And In Prospectuses Dated June 3 2008 And January 22, 2008, Are Significant In Relation To Our Trading Volume And May Depress Our Share Price.

The shares being registered in this Prospectus, 3,890,000, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital.  Further, the market price may be additionally depressed by the sale of shares offered in prospectuses dated June 3, 2008 and January 22, 2008, (the later filed with the Commission on January 23, 2008), wherein the Company registered 46,190,580 and 15,484,600 additional shares of common stock, respectively.

 Penny Stock Regulations Affect Our Stock Price, Which May Make It More Difficult For Investors To Sell Their Stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price per share of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our securities are subject to the penny stock rules, and investors may find it more difficult to sell their securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the Selling Security Holders.

SELLING SECURITY HOLDERS

This Prospectus covers offers and sales from time to time by Selling Stockholders of up to 3,890,000 shares of the Company’s Common Stock, to be issued to the Selling Stockholders pursuant to the terms of the respective Plans. Under Rule 416 of the Securities Act, the Selling Stockholders may also offer and sell Common Stock issued to the Selling Stockholders are a result of, among other things, stock splits, stock dividends and other similar events that affect the number of Common Shares held by the Selling Stockholders. However, registrations of the Selling Stockholders’ Common Stock does not necessarily mean that the Selling Stockholders will offer or sell any of their shares. The Selling Stockholders are affiliates of the Company pursuant to Rule 144 of the Securities Act.

The following table sets forth, as of October 8, 2008, the names of certain eligible Selling Stockholders pursuant to C. 3. (a) of the General Instructions to Form S-8, the nature of his, her or its position, office, or other material relationship to the Company or its subsidiaries within the most recent past three years, and the number of shares of Common Stock which each such Selling Stockholder owned of record as of the date of this Prospectus. The table also sets forth the number of shares of Common Stock owned by each Selling Stockholder that are offered for sale by this Prospectus and the number and percentage of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the shares offered hereby. The Company may supplement this Prospectus from time to time to disclose the names, relationships to the Company and holding of Securities of additional Selling Stockholders. No statement contained herein nor the delivery of this Prospectus in connection with a sale by any Selling Stockholder shall be deemed an admission by the Company or such Selling Stockholder that such Selling Stockholder is in a control relationship with the Company within the meaning of the Securities Act.

Name of Selling	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After Offering
Stockholder	Number	Percentage	Number	Number	Percentage
David A. Caldwell (1)	4,444,036(2)	2.24%	1,945,000	2,499,036(2)	1.27%

Robert P. Martin (3)	4,588,262(4)	2.31%	1,945,000	2,643,262(4)	1.34%

Total	9,032,298	4.55%	3,890,000	5,142,298	2.61%
____________

(1) Mr. Caldwell is the CEO and a director of the Company.

(2) This includes 1,945,000 shares Mr. Caldwell is eligible to receive under the Plan, and options for 200,000 common shares exercisable at $0.37 per share, 200,000 common shares exercisable at $0.15 per share, 600,000 common shares exercisable at $0.24, and 450,000 common shares exercisable at $0.19 per share (of which 283,333 are vested).

(3) Mr. Martin is the President of the Company.

(4) This includes 1,945,000 shares Mr. Martin is eligible to receive under the Plan, and options for 50,000 common shares exercisable at $0.15 per share, 40,000 common shares exercisable at $0.19 per share, 200,000 common shares exercisable at $0.24 per share, 250,000 common shares exercisable at $0.19 (of which 83,333 are vested), and 150,000 warrants related to the Production Purchase Payment Agreement exercisable at $0.20 per share.

PLAN OF DISTRIBUTION

The number of shares registered for resale by the Selling Stockholders and covered by this Prospectus is 3,890,000 and represents 1.9% of the total outstanding shares of Common Stock, assuming all shares registered hereunder are issued pursuant to the terms of the Plan. However, registration of the Selling Stockholders’ Common Stock does not necessarily mean that the Selling Stockholders will offer or sell the shares. The Securities may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market at prices and on terms then prevailing or in negotiated transactions.

All costs, expenses and fees in connection with the registration of the Securities will be borne by us. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Securities will be borne by the Selling Stockholders. Brokers may receive compensation in the form of customary brokerage commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with sales pursuant hereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Selling Stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such Selling Stockholders are distributing shares covered by this Prospectus. Accordingly, the Selling Stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

DESCRIPTION OF SECURITIES

We are authorized by our Articles of Incorporation to issue 400,000,000 shares of common stock, $0.001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value. As of October 8, 2008, there were 194,523,123 shares of common stock issued and outstanding, plus an additional 19,673,398 shares of common stock issuable upon the exercise of outstanding options and warrants, plus an additional 5,484,600 shares of common stock issuable upon conversion of a certain Production Payment Agreement And Assignment agreement. Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, preemptive or subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and all the shares of common stock issued by us upon the exercise of outstanding warrants will, when issued, be fully paid and nonassessable.

We have no outstanding shares of preferred stock.

LEGAL MATTERS

The validity of the shares of common stock offered was passed upon by the law firm of Bullivant Houser Bailey PC, 1415 L Street, Suite 1000, Sacramento, California 95814.

EXPERTS

The financial statements of Golden Phoenix Minerals, Inc., a Nevada corporation have been included in the Prospectus and elsewhere in the registration statement in reliance on the report of HJ & Associates, LLC, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is The Nevada Agency and Trust Company, located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501, with the same mailing address and telephone number (775) 322-0626.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the Company pursuant to applicable state law, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this registration statement.

(1)	Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed with the Commission on March 31, 2008;

(2)
Registrant’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2008, filed with the Commission on August 14, 2008, and for the quarter ended March 31, 2008, filed with the Commission on May 15, 2008;

(3)	Registrant’s Current Reports on Form 8-K, filed with the Commission on June 5, 2008, May 28, 2008 and on January 7, 2008;

(4)	The description of the Company’s Common Stock which is contained in theCompany’s Prospectus, filed with the Commission on June 2, 2008 (RegistrationNo. 333-149420); and

(5)	All other reports filed by the Registrant with the Commission pursuant to Section13(a) or 15(d) of the Exchange Act since December 31, 2007.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portion thereof furnished under Item 2.02 or 7.01 of Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

The Registrant shall furnish without charge to each person to whom the prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Written requests should be directed to Administrative Assistant, Golden Phoenix Minerals, Inc., 1675 E. Prater Way, Suite 102, Sparks, Nevada 89434. Telephone requests may be directed to (775) 853-4919.

 Item 4.  Description of Securities.

  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

  Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit. The Company’s Articles and Bylaws state that the personal liability of all of the directors and officers of the corporation is hereby eliminated to the fullest extent allowed as provided by the NRS.

A Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable under NRS 78.138 (see above), acted in “good faith” and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Nevada corporate statutes’ indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.

The Company’s Articles provide that the corporation shall, to the maximum extent and in the manner permitted by the NRS, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. The Company’s Bylaws do not modify Nevada law in this respect.

Item 7.  Exemption from Registration Claimed.

  Not applicable.

Item 8.  Exhibits

  The Exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.  Undertakings.

1.           The undersigned Registrant hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective dateof the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment bythose paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

  (b) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Nevada on this 8th day of October, 2008.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

By: /s/ David A. Caldwell
David A. Caldwell
Chief Executive Officer
(Principal Executive Officer and Director)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Caldwell as his attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ David A. Caldwell_____ David A. Caldwell	Chief Executive Officer (Principal Executive Officer and Director)	October 8, 2008
/s/ Dennis P. Gauger _____ Dennis P. Gauger	Principal Accounting Officer (Principal Accounting Officer)	October 8, 2008
/s/ J. Roland Vetter ______ J. Roland Vetter	Director	October 8, 2008
/s/ Ronald L. Parratt _____ Ronald L. Parratt	Director	October 8, 2008
/s/ Corby G. Anderson____ Corby G. Anderson	Director	October 8, 2008
/s/ Kent D. Aveson ______ Kent D. Aveson	Director	October 8, 2008

S-1

INDEX TO EXHIBITS

Exhibit No.	Description	Location

3.1	Articles of Incorporation of Golden Phoenix Minerals, Inc.	Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10SB12G as filed with the SEC on July 30, 1997

3.2	Amended and Restated Articles of Incorporation of Golden Phoenix, Minerals, Inc.	Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2/A1 as filed with the SEC on December 21, 2007

3.3	Bylaws of Golden Phoenix Minerals, Inc.	Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10SB12G as filed with the SEC on July 30, 1997

5.1	Opinion of Bullivant Houser Bailey PC	Filed herewith

10.1	Long Term Agreement, dated August 18, 2004, by and between Golden Phoenix Minerals, Inc. and Derek Raphael & Company Limited	Incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the SEC on April 17, 2006

10.2	Payment Production Purchase Agreement, September 26, 2005, by and between Golden Phoenix Minerals, Inc. and Ashdown Milling Company, LLC	Incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the SEC on April 17, 2006

10.3	Second Addendum to Long Term Agreement, October 25, 2005, by and between Golden Phoenix Minerals, Inc. and Derek Raphael & Company Limited	Incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the SEC on April 17, 2006

10.4	Employment Agreement, dated February 22, 2006, by and between Golden Phoenix Minerals, Inc. and David A. Caldwell	Incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the SEC on April 17, 2006

10.5	Employment Agreement, dated March 8, 2006, by and between Golden Phoenix Minerals, Inc. and Robert P. Martin	Incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the SEC on April 17, 2006

10.6	Purchase Agreement, dated April 18, 2006, by and between the Company, Robert R. Robitaille, Douglas Lalonde, Sheldon Davis and Ronald E. Dockweiler	Incorporated by reference to Exhibit 10.27 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, as filed with the SEC on May 19, 2006

10.7	Termination Agreement, dated June 27, 2006, by and between the Company and International Enexco Ltd.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K for June 27, 2006, as filed with the SEC on July 7, 2006

10.8	Quitclaim Deed, dated June 27, 2006, granted by the Company in favor of International Enexco Ltd.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K for June 27, 2006, as filed with the SEC on July 7, 2006

10.9	Employment Agreement, dated August 14, 2006, by and between the Company and Donald R. Prahl	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K for August 14, 2006, as filed with the SEC on August 17, 2006

10.10	Letter Agreement, dated August 29, 2006, by and between the Company and Win-Eldrich Gold, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K for August 29, 2006, as filed with the SEC on August 30, 2006

10.11	Ashdown Project LLC Operating Agreement, dated September 28, 2006, by and between the Company and Win-Eldrich Gold, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K for September 28, 2006, as filed with the SEC on October 3, 2006

10.12	Second Amendment to Golden Phoenix/Schnack Agreement, dated November 2, 2006	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A for November 2, 2006, as filed with the SEC on November 8, 2006

10.13	Independent Contractor Agreement dated December 18, 2006 by and between the Company and Dennis P. Gauger	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K for December 18, 2006, as filed with the SEC on December 21, 2006

10.14	Share and Warrant Purchase Agreement dated April 23, 2007 by and between the Company and certain Investors	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K for April 23, 2007, as filed with the SEC on April 25, 2007

10.15	Registration Rights Agreement dated April 23, 2007 by and between the Company and certain Investors	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K for April 23, 2007, as filed with the SEC on April 25, 2007

10.16	Advance Sale Restructuring Agreement dated April 23, 2007 by and between the Company and William Schnack or Candida Schnack	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K for April 23, 2007, as filed with the SEC on April 27, 2007

10.17	Mutual Termination Agreement dated April 23, 2007 by and between the Company and Fusion Capital Fund II, LLC	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K for April 23, 2007, as filed with the SEC on April 27, 2007

10.18	2006 Non-Employee Director Stock Option Plan	Incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form SB-2, as filed with the SEC on May 25, 2007

10.19	2007 Equity Incentive Plan	Incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form SB-2, as filed with the SEC on May 25, 2007

10.20	Production Payment Purchase Agreement and Assignment, dated June 12, 2007 by and between the Company and Crestview Capital Master, LLC	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K for June 13, 2007, as filed with the SEC on June 19, 2007

10.21	Registration Rights Agreement, dated June 12, 2007 by and between the Company and Crestview Capital Master, LLC	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K for June 13, 2007, as filed with the SEC on June 19, 2007

10.22	Security Agreement, dated June 12, 2007 by and between the Company and Crestview Capital Master, LLC	Incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form SB-2/A1, as filed with the SEC on June 29, 2007

10.23	Notice of Assignment, dated June 13, 2007 by and between the Company and Crestview Capital Master, LLC	Incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form SB-2/A1, as filed with the SEC on June 29, 2007

10.24	Settlement Agreement and Release by and among Steven D. Craig, Estate of Collette Crater-Craig and the Company, dated September 14, 2007	Incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the SEC on March 31, 2008

10.25	Addendum to Production Payment Purchase Agreement between the Company and Ashdown Milling Company LLC, dated February 6, 2008	Incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the SEC on March 31, 2008

10.26	Amended Settlement Agreement and Release by and among Steven D. Craig, Estate of Collette Crater-Craig and the Company, dated March 21, 2008	Incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the SEC on March 31, 2008

10.27	Golden Phoenix Minerals, Inc. 2008 Executive Stock Compensation Plan	Filed herewith

21	Subsidiaries of Golden Phoenix Minerals, Inc.	None

23.1	Consent of HJ & Associates, LLC	Filed herewith

23.2	Consent of Bullivant Houser Bailey PC	See 5.1

24.1	Power of Attorney (included on signature page of this Registration Statement)	Incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-1, as filed with the SEC on February 28, 2008